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                                                               EXHIBIT 12.(d)(4)


                                December 21, 2001

Stark Investments
10556 North Port Washington Road
Mequon, WI  53092

Northwestern Mutual Life
720 East Wisconsin Avenue
Milwaukee, WI   53201

Creedon Capital
123 2nd Street, Suite 120
Sausalito, CA   94965

Dear Sir or Madam:

I am writing to you as a holder of CellStar's 5% Convertible Subordinated Notes due 2002. CellStar Corporation would like to determine whether you would have an interest in participating in CellStar's exchange offer of up to $60.1 million of Senior Subordinated Convertible Notes or Senior Subordinated Notes and $55 million in cash for up to $150,000,000 of the 5% Convertible Notes.

If you are interested in participating, please sign the enclosed letter and fax it to me at 972-323-4539.

A registration statement relating to the Senior Subordinated Convertible Notes and Senior Subordinated Notes has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This letter shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

No offer to exchange CellStar's Senior Subordinated Convertible Notes or Senior Subordinated Notes for the 5% Convertible Notes can be accepted and no 5% Convertible Notes can be received until the registration statement has become effective, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to notice of its acceptance given after the effective date. An indication of interest in response to this letter will involve no obligation or commitment of any kind. When CellStar begins the exchange offer, it will file a tender offer statement and other related documents with the Securities and Exchange Commission. You are strongly advised to read these documents when they are available because they contain important information. You may obtain a free copy of these documents, when they are available, from CellStar or at the SEC's website, www.sec.gov.
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                                    Very truly yours,


                                    Elaine Flud Rodriguez
                                    Sr. Vice President and General Counsel

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CellStar Corporation
1730 Briercroft Court
Carrollton, TX 75006

Ladies and Gentlemen:

The purpose of this letter is to indicate that we are interested in exchanging our $63,874,000 principal amount of CellStar's 5% Convertible Subordinated Notes due 2002 for approximately $25,600,000 principal amount of CellStar's Senior Subordinated Convertible Notes convertible into approximately 25,600,000 shares of CellStar Common Stock and approximately $23,400,000 in cash pursuant to the exchange offer described in your letter to us dated December 21, 2001. This amount represents 100% of the 5% Convertible Notes that we beneficially own. Our indication of interest is not binding and is subject to the terms of your letter to us dated December 21, 2001.

Dated:                               STARK INVESTMENTS
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                                     By:
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                                        Robert J. Barnard
                                        Title: Partner

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CellStar Corporation
1730 Briercroft Court
Carrollton, TX 75006

Ladies and Gentlemen:

The purpose of this letter is to indicate that we are interested in exchanging our $13,575,000 principal amount of CellStar's 5% Convertible Subordinated Notes due 2002 for approximately $5,400,000 principal amount of CellStar's Senior Subordinated Convertible Notes convertible into approximately 5,400,000 shares of CellStar Common Stock and approximately $5,000,000 in cash pursuant to the exchange offer described in your letter to us dated December 21, 2001. This amount represents 100% of the 5% Convertible Notes that we beneficially own. Our indication of interest is not binding and is subject to the terms of your letter to us dated December 21, 2001.

Dated:                               NORTHWESTERN MUTUAL LIFE
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                                     By:
                                        ---------------------
                                     Title:
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CellStar Corporation
1730 Briercroft Court
Carrollton, TX 75006

Ladies and Gentlemen:

The purpose of this letter is to indicate that we are interested in exchanging our $28,591,000 principal amount of CellStar's 5% Convertible Subordinated Notes due 2002 for approximately $10,500,000 in cash, approximately $9,210,000 principal amount of Senior Subordinated Notes and approximately $2,300,000 principal amount of Senior Subordinated Convertible Notes convertible into approximately 2,300,000 shares of CellStar Common Stock, pursuant to the exchange offer described in your letter to us dated December 21, 2001. This amount represents 100% of the 5% Convertible Notes that we beneficially own. Our indication of interest is not binding and is subject to the terms of your letter to us dated December 21, 2001.

Dated:                               CREEDON CAPITAL
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                                     By:
                                        ---------------------
                                     Title:
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